UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON,  DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 25, 2014

CRIMSON WINE GROUP, LTD.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-54866	13-3607383
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
5901 Silverado Trail, Napa, California		94558
(Address of Principal Executive Offices)		(Zip Code)

(800) 486-0503
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01Entry into a Material Definitive Agreement.

On March 25, 2014, Double Canyon Vineyards, LLC (“Seller”), a Delaware limited liability Company and wholly-owned subsidiary of Crimson Wine Group, Ltd., a Delaware corporation, agreed to sell land via entry into an Agreement to Purchase Land (the “Agreement”) with Winemakers, L.L.C., a Washington limited liability company (“Purchaser”).  Pursuant to the Agreement, the Seller agrees to sell, and the Purchaser agrees to purchase, approximately 306.75 acres of agricultural land located in Klickitat County, Washington for a price of Four Million Two Hundred Five Thousand and No/100 Dollars ($4,205,000.00) payable in cash.

Consummation of the transaction is subject to certain customary conditions, including (a) receipt of a survey of the property showing, subject to certain limited exceptions, no encroachments on the property, and (b) receipt of a title repot evidence no exceptions to title other than certain permitted exceptions.  Pursuant to the Agreement, Seller agrees to indemnify Purchaser as a result of any violations of environmental laws or contamination of the property that existed on or arose prior to the closing date of the transaction.

The foregoing description of the Agreement is not complete and is qualified in its entity by the full Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by this reference.

ITEM 9.01Financial Statements and Exhibits.

Exhibit No.Description

10.1Agreement to Purchase Land, dated March 25, 2014, by and between

Double Canyon Vineyards, LLC, and Winemakers, L.L.C.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 28, 2014

CRIMSON WINE GROUP, LTD.

By:  /s/ Patrick M. DeLong

Name:  Patrick M. DeLong

Title:  Chief Financial & Operating Officer

EXHIBIT INDEX

Exhibit No.Description

10.1Agreement to Purchase Land, dated March 25, 2014, by and between

Double Canyon Vineyards, LLC, and Winemakers, L.L.C.